EXHIBIT  - 4.3

                                    EX - 4.3

                                    AGREEMENT

                            (EARTH STATION SERVICES)

       THIS AGREEMENT ("Agreement"), is made and entered effective the 30th day of March, I 999, between JONES EARTH SEGMENT, INC., a corporation organized under the laws of Colorado, and having its principal place of business at 9697 E Mineral Avenue, Englewood, Colorado 80112 ("Jones") and First Florida Communication, Inc., a Florida corporation, and having its principal place of business at 2161 East Commercial Blvd., 2nd Floor, Fort Lauderdale, Florida 33308 d/b/a MB Broadcasting (the "User).

                                   WlTNESSETH:

        WHEREAS, Jones desires to provide to User and User desires to obtain from Jones certain earth station and other services; and
        WHEREAS, the parties desire to set forth herein the terms and conditions under which said earth station services will be provided;
        NOW, THEREFORE, the parties, in consideration of the mutual covenants herein expressed, agree as follows:

                             ARTICLE I THE SERVICES

        1.1 Jones agrees to provide and User agrees to take and pay for the earth station and other services as described in Exhibit A to this Agreement (the "Services") in accordance with the terms and conditions set forth in this Agreement and the specifications for performance of the Services set forth in Exhibit B to this Agreement (the "Performance Specifications").

                          ARTICLE 2. PRICE AND PAYMENT

        2.1 For the Services, User shall make the payments required of it pursuant to the Transponder Capacity Agreement of even date herewith between Jones Space Holdings. Inc. and MB Broadcasting and First Florida Communication. Inc. (the "Capacity Agreement"). No additional amount is required under this Agreement, except as set forth on Exhibit A.

                                 ARTICLE 3. TERM

        3.1 The term of this Agreement shall begin on the date first-above written and shall terminate upon the termination of the Capacity Agreement.

                       ARTICLE 4. LIMITATIONS OF LIABILITY

        4.1 EXCEPT AS EXPRESSLY OTHERWISE PROVIDED IN THIS ARTICLE, JONES SHALL HAVE NO LIABILITY FOR DAMAGES OR LOSSES ARISING OUT OF ITS FAILURE OR INABILITY TO PROVIDE THE SERVICES IN ACCORDANCE WITH THIS AGREEMENT. JONES' SOLE LIABILITY FOR DAMAGES OR LOSSES ARRISING OUT OF MISTAKE,, OMISSIONS, INTERRUPTI()NS, DELAYS? ERRORS OR DEFECTS OR ANY KIND WITH RESPECT TO ITS PERFORMANCE OF THIS AGREEMENT OR THE PROVISION OF THE SERVICES OR ANYTHING DONE IN CONNECTION THEREWITH, REGARDLESS OF WHETHER OCCASIONED BY ITS OWN NEGLIGENCE, SHALL BE LIMITED TO A REFI JND OR WAIVER AS THE CASE MAY BE, OF THE APPLICABLE CHARGES UNDER ARTICLE 5 FOR ANY PERIOD THAT SERVICES ARE NOT PROVIDED. CREDITS FOR INTERRUPTIONS, OUTAGES OR ERRORS SHALL BE DETERMINED IN ACCORDANCE WITH ARTICLE 5 OF THIS AGREEMENT.

        4.2 Except as provided in Article 9 of this Agreement, neither party shall be liable, in connection with this Agreement, or the arrangements contemplated hereby, for any indirect, incidental, consequential, special or other similar damages, whether in contract or tort, including but not limited to, damages resulting from loss of actual or anticipated revenues or profits, or loss of business, customers or good will.

        4.3 Jones shall not be liable for any damages or losses due to the fault of User or of any third party or the failure or unavailability of satellites, transponders, facilities, services. software or equipment famished to User or Jones by any other person which may be used in conjunction with the facilities, services or equipment of Jones, or any act or omission of any such other person. In addition, Jones shall not be Liable if there is a cessation of the Services required by governmental action or if required by the satellite operator

              ARTICLE 5. CREDITS FOR INTENTIONS OUTAGES AND ERRORS

        5.1 User mill receive a credit, as set forth below, for Interruptions, Outages or Errors. An Outage or Interruption shall be a failure of the Services to meet the Performance Specifications and said failure precludes the use of the Services for their intended purposes for a period of fifteen (15) minutes or more. An Outage or Interruption does not include, and there shall no be credit for, satellite service interruptions caused by the (i) User or User-provided facilities; (ii) sun transient outage; (iii) rain fade, or (iv) any of the circumstances set forth in Section 4.3. An Error shall be any material mistake or omission in the provision of the Services by Jones and which is not an Outage or Interruption.

        5.2 The length of the Interruption, Outage or Error shall be measured from the time provision of the Services is interrupted. For the purpose of calculating the credit, a month is considered to have shiny (30) days.

       a.            INTERRUPTIONS' OUTAGES OR ERRORS OF 24 HOURS OR LESS
                     ----------------------------------------------------

                     Credit will be allowed as follows:

                     LENGTH OF TIME                                       CREDIT

                     Less than 15 minutes                                 $    0
                     15 Mins. up to but not including 3 hours             $  292
                     3 hrs. up to but not including 6 hours               $  583
                     6 hrs. up to but not including 9 hours               $  875
                     9 hrs. up to but not including 12 hours              $1,167
                     12 hrs. up to but not including 15 hours             $1,458
                     15 hrs. up to 24 hr. inclusive                       $2,333

        Two Or more Interruptions, Outages or Errors of fifteen ( 15) minutes or more, during any period up to but not including three (3) hours, shall be considered as one Interruption, Outage or Error, as the case may be.

       b.            INTERRUPTIONS OUTAGES OR ERRORS OVER 24 HOURS
                     ---------------------------------------------

               Credit will be allowed in one-fifth (l/5) day multiples for each three (3) hour period of Interruption. Outage, Error or Faction thereof. No more than one full day's credit will be allowed for any period of twenty-four (24) hours.

       c. An allowance will not be made under this Agreement where the Interruption, Outage or Error is a result of, or attributable in whole or in part, to:

                     (i) Users negligence or willful act, or the negligence or willful act of its officers, directions, agents, employees, subsidiaries, parents, affiliates, customers and viewers, or any of them;

               (ii) The failure of channels, transmission or equipment, if any, provided by User or by any third party;

               (iii) Testing, modification or installation of compression equipment; provided that if the foregoing should cause an Interruption which exceeds three (3) hours, Section 5.2a or 5.2b, as the case may be, would be applicable to the excess period.

               (iv) Any interruption of service caused by satellite or transponder related reasons as contemplated by the Capacity Agreement which allows for a credit to IJser under the Capacity Agreement.

        5.3 In the event of an Interruption, Outage or Error, Jones will use its commercially reasonable efforts to restore service as soon as feasible.

                            ARTICLE 6. FORCE MAIEURE

        6.1 Neither party shall be liable TO THE other for any failure of or delay in performance hereunder due to causes beyond its reasonable control. These causes include but are not limited to acts of God, fire, flood or other natural catastrophes, the need to comply with any law or any rule, order, regulations or direction of the United States Government, or of any other government, including state and local governments having jurisdiction over either party, or of any department, agency, commission, bureau, court or other instrumentality thereof, or of any civil or military authority, national emergencies, insurrections, riots, acts of ever, quarantine restrictions, embargoes, or strikes, lockouts, work stoppages or labor difficulties.

                  ARTICLE 7. CONFIDENTIALITY AND NONDISCLOSURE

        7.1 Both parties shall hold in strict confidence and neither party shall disclose to third parties the prices, payment terms and other material terms and conditions of this Agreement, without the prior written consent of the other party. The restrictions on disclosure hereunder shall not apply to disclosures to a party's parent, subsidiaries or companies under common control with a party ("affiliates"), or to their respective EMPLOYEES, agents, independent auditors or legal counsel, PROVIDED, THAT each party's parent, subsidiaries and affiliates (including their respective employees, agents, independent auditors Or legal counsel) shall be subject to the same restrictions on disclosure to third parties as apply to the party itself.

        7.2 If a party discloses to the other party any information which it considers proprietary, the disclosing party shall identify such information as proprietary by marking it clearly as proprietary information. Any proprietary disclosure to either party if made orally, shall be promptly confirmed in writing and identified as proprietary information. Any such information disclosed under this Agreement shall be used by the recipient thereof only for the purpose of its performance under this Agreement. Neither party shall be liable for disclosure or use of such information marked as proprietary information as provided above which.

               (i) is or becomes available to the public from a source other than the receiving party before or during the period of this Agreement; or

               (ii) is released without restrictions in writing by the disclosing party; or parties; or

               (iii) is lawfully obtained by the receiving party from a Bird party or

               (iv) is known by the receiving party prior to such disclosure; or

               (v) is at any time developed by the receiving party completely independently of any such disclosure or disclosures from the disclosing party.

        7.3 A party shall not be liable for the disclosure of any information if such disclosure is made pursuant to (i) judicial action or decree or (ii) any requirement of any Government or any agency or department thereof, having jurisdiction over such party, or (iii) a public or private offering of securities by such party or an affiliate thereof, provided. that such party to the extent reasonably practicable shall have given the other party notice prior to such disclosure.

        7.4 Neither party shall issue a public notice or a news release concerning this Agreement and the transactions contemplated hereby without the approval of the other.

                         ARTICLE 8. PROGRAMMING CONTENT

        8.1 User agrees that it will not itself use the Services, and will not authorize or permit others to use the Services to transmit unlawfu1 prograrnrning of any nature. User further agrees that Jones shall have the right and without liability to User, to interrupt, discontinue or terminate The Services for any breach of the foregoing provision. Jones shall give User notice by facsimile at least twenty-four (24) hours before any such interruption, discontinuance or termination

        8.2 Jones may terminate, prevent or restrict any programming using the Services as a means of transmission if such actions are at the direction of governmental agency or are taken as a result of criminal, civil or administrative proceedings or investigations based upon the content of such programming.

                           ARTICLE 9. INDEMNIFICATION

        9.1 Jones shall be indemnified and held harmless by User from and against all loss liability. damage and expense, including reasonable counsel fees and disbursements ,arising cut of or due to:

                  (i) Claims for libel, slander, infringement of copyright or other intellectual property rights arising from material received or transmitted by Use; or

                  (ii) Any other claim arising from any use of the Services by User,

                  (iii) Breach by User of the provisions of Section 8.1 of this Agreement

        9.2 User shall promptly defend any claims against Jones pursuant to this Article with counsel of the User's choice at its own cost and expense. Jones shall cooperate with, and assist as reasonably requested by, User in the defense of any such claim, including the settlement thereof (with User being responsible for all costs and expenses of defending such claim or making such settlement); PROVIDED, HOWEVER that (i) User will not without the consent of Jones. settle or compromise any claim or consent to any entry of judgment which does not include the giving by the claimant or the plaintiff to Jones of an unconditional release from all liability with respect to such claim and (ii) Jones shall be entitled to participate at its sole expense in support of the User's action in the defense of any such claim and to employ counsel at Jones' own expense to assist in the handling of such claim.

                               ARTICLE 10. NOTICES

        10.1 Notice of Interruptions, Outages, Errors, or of other technical or operational matters requiring immediate attention, shall be given by telephone. Jones will designate a point or points of contact where User may call on a 7-day-a-week, 24 hour-a-day basis. Any notice given verbally will be confirmed in writing as soon as practicable thereafter pursuant to the procedures set out in the following paragraph.

         10.2 Except as otherwise provided in Section 9.1, all notices, demands, reports, orders and requests required hereunder to be given by one party to the other shall be in writing and deemed to be duly given on the same business day if sent by electronic means (i e., telex, electronic mail or facsimile) or delivered by hand during; the receiving party's regular business hours, or on the date of receipt if sent by pre-paid overnight, registered or certified mail, and addressed as follows:

If to be given to Jones:                            with a copy to:

Jones learn Segment, Inc.                           Legal Department
9697 E Mineral Avenue                               Jones Intercable, Inc.
Englewood, Colorado 801 lo                          9697 E. Mineral Avenue
fax No. (303) 799-4675                              Englewood, Colorado 8(~112
Phone No. (303) 792-3111                            Fax No. (3()3) 799-1644
                                                    Phone No. (303) 792-3111

With a Copy to:                                     If to be given to User:

First Florida Communication, Inc.                   MB Broadcasting
9161 East commercial Blvd., 2nd Floor               25 West Hilton Drive
Fort Lauderdale, Florida 33308                      St. George, Utah 84770
Fax No. (954) 351-9665                              Fax No (4353 673-829g
Phone No. (954) 351-9070                            Phone No. (43~) 628-04X4

        10.3 A party may, on written notice to the other, specify another address or individual to serve as a point of contact for that party.

                         ARTICLE 11. GENERAL PROVISIONS

        11.1 Nothing contained in this Agreement shall be deemed or construed to create any rights, obligations or interests in third parties; or to create the relationship of principal and agent. partnership or joint venture or any other fiduciary relationship or association. between the parties.

        11.2 No failure on the part of either party to notify the other party of any noncompliance hereunder, and no failure on the part of either party to exercise its rights hereunder shall prejudice any remedy for any subsequent noncompliance, and any waiver by either party of any breach or noncompliance with any term or condition of this Agreement shall be limited to the particular instance and shall not operate or be deemed to waive any fixture breach or noncompliance with any term or condition. All remedies and rights hereunder and those available in law or in equity shall be cumulative and the exercise by a party of any such right or remedy shall not preclude Me exercise of any other right or remedy available under this Agreement in law or in equity.

        11.3 This Agreement shall be construed and enforced in accordance with the internal laws of the State of Colorado. The parties hereby consent to and submit to the jurisdiction of the federal and state courts located in the State of Colorado, and any action or suit under this Agreement may be in any federal or state court with appropriate jurisdiction over the subject matter sitting in the State of Colorado. 'Lee parties shall not raise in connection therewith, and hereby waive, any defenses based upon the venue, the inconvenience of the forum, the lack of personal jurisdiction the sufficiency of service of process in any such action or suit brought in the State of Colorado.

        11.4 All titles and headings in this Agreement are inserted as a matter of convenience and for reference purposes only.

        11.5 This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon the same Agreement.

        11.6 This Agreement is subject to all applicable laws and regulations, including without limitation the Communications Act of 1934 as amended, and the rules and regulations of the Federal Communications Commission.

        11.7 Each party shall bear its respective costs and expenses in connection with the preparation, execution, delivery and performance of this Agreement.

        11.8 This Agreement, including all exhibits, represents the entire understanding and agreement between the panics with respect to the subject matter hereof, supersedes all prior negotiations and agreements between the parties concerning that subject matter, and can be amended, supplemented or changed only by a writing which is signed bar both parties.

        11.9 Each park represents that all negotiations relative to this Agreement and the transactions contemplated shall not give rise to any claim, against the other party for a fender's fee, brokerage commission or similar payment.

        11.10 User shall not assign its rights or obligations under this Agreement without first obtaining the written consent of Jones. No permitted assignment or transfer shall relieve User of its obligations hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective on the date first above written.

JONES EARTH SEGMENT, INC

By:

Name

Title

FIRST FLORIDA COMMUNICATION, INC.

By:

Name:

Title: